Exhibit 99.1

Press Release

RELM Wireless Reports Third Quarter And Nine Month 2006 Results

Nine Month Sales Increased 27.7% Year-Over-Year

Nine Month Pre-Tax Income Increased 51.3% Year-Over-Year

Cash and Cash Equivalents Increased to $9.9 Million – Up 87.2% Year-Over-Year

WEST MELBOURNE, FL, November 2, 2006 - RELM Wireless Corporation (Amex: RWC - News) today announced its financial and operating results for the third quarter and nine months ended September 30, 2006.

For the third quarter ended September 30, 2006, sales increased approximately 20.7% to $9.2 million from $7.6 million for the same quarter last year.  Pre-tax income for the third quarter was $1.7 million compared to $1.9 million for the same period last year.  Net income for the third quarter was $1.1 million, or $0.08 per diluted share, compared to net income of $1.2 million, or $0.09 per diluted share, for the same quarter last year.  The third quarter 2006 includes non-cash stock-based employee compensation expense totaling $0.33 million.  No stock-based employee compensation expense was recognized for the same period last year.

Gross margins for the third quarter ended September 30, 2006 improved to 55.5% compared to 55.0% for the same quarter last year.  For the third quarter of 2006, selling, general and administrative (SG&A) expenses as a percentage of sales were 38.1% compared to 30.5% for the same quarter last year.  During the third quarter, RELM increased its investment in engineering / product development and selling / marketing initiatives, where spending was up 40.6% ($250,000) and 65.5% ($650,000), respectively, compared to the same period last year.  General and administrative expenses for the quarter increased 39.1% ($277,000) driven by non-cash stock-based employee compensation expense.

For the nine months ended September 30, 2006, sales increased approximately 27.7% to $24.9 million, compared to $19.6 million for the same period in 2005.  Pre-tax income for the period increased 51.3% to $4.8 million, from $3.2 million for 2005.  Net income for the first nine months of 2006 was $3.0 million, or $0.21 per diluted share, compared to net income of $2.0 million, or $0.15 per diluted share, for 2005.  The nine months ended September 30, 2006 includes non-cash stock-based employee compensation expense totaling $0.84 million.  No stock-based employee compensation expense was recognized for the same period last year.

As of September 30, 2006, cash and cash equivalents increased approximately 87.2% to $9.9 million from $5.3 million at December 31, 2005.

RELM President and Chief Executive Officer David Storey commented, “RELM Wireless is committed to making prudent investments in product development and sales to support the momentum we are experiencing.  I am especially pleased with our recent success in penetrating various U.S. government agencies, including the Department of Defense, Homeland Security and the Department of Interior.  There is a correlation between these orders and the investments we have made and expect to make in the future.  Over the next year, we expect to continue introducing new P25 digital and other products that we believe will increase our addressable market opportunities.”

Mr. Storey concluded, “While we remain committed to analog products, a majority of our sales increases during the quarter were attributable to our higher margin, APCO P25 digital products, which experienced a 23.7% increase in sales year-over-year.  In addition, sales to the U.S. government grew to approximately $5.6 million (61.5%) of our total sales, compared to $4.2 million (55.3%) for the same period last year.”

*About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift towards interoperability has gained momentum as a result of the recent communications failures during the Oklahoma City bombings, 9/11 attacks and more recently Hurricane Katrina.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless

For nearly six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery.  Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
	(Unaudited)		(Unaudited)
Sales	$9,178	$7,602	$24,958	$19,550

Costs & Expenses:
Cost of Products (Includes non-cash stock based employee compensation expense of $81 and $219 for the three and nine months ended September 30, 2006, respectively)	4,086	3,424	11,156	9,667

Selling, General and Administrative Expenses (Includes non-cash stock-based employee compensation expense of $247 and $622 for the three and nine months ended September 30, 2006, respectively)	3,496	2,319	9,160	6,691
Total Costs & Expenses	7,582	5,743	20,316	16,358
Operating Income	1,596	1,859	4,642	3,192
Other Income (Expense):
Interest Expense	(4)	(15)	(20)	(28)
Interest Income	82	18	182	44
Other Income	51	7	27	(16)

Pretax Income	1,725	1,869	4,831	3,192

Income Tax Expense	649	703	1,817	1,183

Net Income	$1,076	$1,166	$3,014	$2,009

Earnings per share – basic	$0.08	$0.09	$0.23	$0.15

Earnings per share – diluted	$0.08	$0.09	$0.21	$0.15

Weighted Average Common Shares Outstanding, Basic	13,307	13,101	13,258	13,054
Weighted Average Common Shares Outstanding, Diluted	14,248	13,705	14,275	13,554

RELM WIRELESS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data) (Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash & Cash Equivalents	$9,892	$5,283
Trade Accounts Receivable, Net	5,584	5,504
Inventories, Net	6,827	7,091
Deferred tax assets, net	2,042	3,783
Prepaid Expenses & Other Current Assets	662	470
Total Current Assets	25,007	22,131

Property, Plant and Equipment, Net	994	1,220
Deferred tax assets, net	7,407	7,407
Other Assets	573	358

Total Assets	$33,981	$31,116

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$541	$1,520
Accrued compensation and related taxes	951	1,280
Accrued warranty expense	182	153
Accrued other expenses and other current liabilities	440	345
Total Current Liabilities	2,114	3,298

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,317,991 and 13,135,324 issued and outstanding shares at September 30, 2006 and
December 31, 2005, respectively.	7,990	7,878
Additional paid-in capital	23,634	22,711
Deficit	243	(2,771)
Total Stockholders' Equity	31,867	27,818

Total Liabilities and Stockholders' Equity	$33,981	$31,116

______________________________________

Source:  RELM Wireless Corporation